[COOPERS AND LYBRAND LETTERHEAD]


April 16, 1998


Consent of Independent Accountants


We consent to the inclusion in Post-Effective Amendment No. 88 to the Registration Statement of Standish, Ayer & Wood Master Portfolio (1933 Act File No. 33-08214) on behalf of our reports relating to Standish Fixed Income Portfolio, Standish Global Fixed Income Portfolio, Standish Diversified Income Portfolio, dated February 19, 1998, in the Statements of Additional Information, which are part of such Registration Statements.

We also consent to the reference to our Firm under the caption "Independent Accountants" in the Prospectuses and under the caption "Experts and Financial Statements" in the Statements of Additional Information which are part of the Registration Statements.


COOPERS & LYBRAND

Chartered Accountants
Toronto, Ontario